Exhibit 99.1

News Release

Media Contacts:		Goodrich Corporation
Four Coliseum Centre
2730 West Tyvola Road
Gail Warner	+1 704 423 7048	Charlotte, NC 28217-4578
U.S.A.
Lisa Bottle	+1 704 423 7060	Tel: +1 704 423 7000
www.goodrich.com

Investor Relations:

Paul Gifford	+1 704 423 5517

For Immediate Release:
Goodrich Announces Fourth Quarter 2006 Sales Growth of 10 percent, Net Income per Diluted Share Growth of 39 Percent and Increases 2007 Outlook
•	Fourth quarter 2006 sales of $1,535 million increased 10 percent over fourth quarter 2005, reflecting sales growth in all three operating segments and in all major market channels.

•	Fourth quarter 2006 net income per diluted share was $0.78, reflecting 39 percent growth over the fourth quarter 2005.

•	Full year 2006 sales rose to $5.9 billion and net income per diluted share increased to $3.81, including favorable tax settlements totaling $1.15 per diluted share.

•	Full year 2007 outlook for sales increased to a range of $6.2 — $6.4 billion, compared to a prior outlook of $6.1 — $6.3 billion.

•	Full year 2007 outlook for net income per diluted share increased to a range of $2.95 - $3.15, compared to a prior outlook of $2.90 — $3.10 per diluted share.

•	Full year 2007 net cash provided by operating activities minus capital expenditures, as a percent of net income, increased to a range of 60 – 75 percent.
CHARLOTTE, NC, February 1, 2007 – Goodrich Corporation announced results today for the fourth quarter and full year 2006 and increased its full year 2007 outlook for sales, net income per diluted share and net cash provided by operating activities minus capital expenditures, as a percent of net income.
Commenting on the company’s performance, Marshall Larsen, Chairman, President and Chief Executive Officer said, “We closed out 2006 with very strong fourth quarter results, which we believe will set the stage for another excellent year in 2007. For 2007, our focus will continue to be on our three key strategies of balanced growth, leveraging the enterprise and operational excellence. Our top priorities are cash flow growth and segment operating income margin expansion. We are making great progress. Based on our actual performance in 2006, the strength of our markets, and the focus of our business leaders, we increased our outlook for sales, net income per diluted share and cash flow. We now expect net cash provided by operating activities minus capital expenditures to be between 60 – 75 percent of net income, a significant improvement over what we expected when we first shared our outlook for 2007 last October.
We continue to believe that we will achieve our goal of 15 percent segment operating income margin by 2009. Given our strength in the commercial airplane aftermarket, as well as in the defense and space market channel, we believe that we can sustain growth of sales, income and margins beyond 2009,” Larsen continued.
Goodrich reported fourth quarter 2006 income from continuing operations and net income of $99 million, or $0.78 per diluted share, on sales of $1,535 million. In the fourth quarter 2005, the company reported income from continuing operations of $64 million, or $0.51 per diluted share, and net income of $70 million, or $0.56 per diluted share, on sales of $1,398 million.
The increased sales for the quarter reflect growth in all three of the company’s major market channels. For the fourth quarter 2006 compared to the fourth quarter 2005, sales changes by market channel were as follows:
•	Large commercial airplane original equipment sales increased by about 13 percent,

•	Regional, business and general aviation airplane original equipment sales increased 8 percent,

•	Large commercial, regional and general aviation airplane aftermarket sales increased by 13 percent, with continued strong sales of nacelles and thrust reverser systems and related services, and

•	Defense and space sales of both original equipment and aftermarket products and services increased by about 6 percent. Defense and space sales growth in the Electronic Systems segment continued to be strong, with growth of about 12 percent.
Income in the fourth quarter 2006, compared to the fourth quarter 2005, was positively affected by the strong sales discussed above and improved operational performance in most business units.
The fourth quarter 2006 results included lower than expected tax expense and stock-based compensation expense that was recorded earlier than previously expected, in accordance with FAS 123(R). Goodrich recorded pre-tax expenses of $10 million, or about $0.05 per diluted share, associated with certain of the company’s 2007 stock-based compensation awards that were authorized in 2006.
For the fourth quarter 2006, the company reported an effective tax rate of 14.3 percent. This tax rate included the benefit associated with the R&D tax credit, which was recently renewed by Congress retroactive to the beginning of 2006, as well as other favorable adjustments, of which several are of a recurring nature and are expected to benefit tax rates in future years. The total benefit in the quarter from the R&D tax credit and other adjustments was approximately $24 million, or about $0.19 per diluted share, of which about $6 million, or $0.05 per diluted share, had been anticipated in the company’s previous outlook for 2006. For the fourth quarter 2005, the company reported an effective tax rate of 31.6 percent.
In the fourth quarter 2005 the company recorded pre-tax cumulative catch-up charges of $15 million, or $0.08 per diluted share, associated with various Aerostructures contracts, charges of $7 million, or $0.04 per diluted share, associated with the termination of a Boeing 737NG aircraft spoiler contract, and charges of $9 million, or $0.05 per diluted share, associated with restructuring and consolidation actions. Also, Goodrich reported after tax income from discontinued operations of $5.6 million or $0.05 per diluted share during the fourth quarter 2005. There were no significant similar charges during the fourth quarter 2006.
For the full year 2006, the company reported income from continuing operations of $481 million, or $3.80 per diluted share, on sales of $5,878 million. Net income, as reported, for the full year 2006 was $482 million, or $3.81 per diluted share. Included in the results for the full year 2006 is a total of $145 million, or $1.15 per diluted share, related to tax settlements that were completed during the first nine months of 2006. During the full year 2005, income from continuing operations was $244 million, or $1.97 per diluted share, on sales of $5,397 million. Net income, as reported, for the full year 2005 was $264 million, or $2.13 per diluted share, including an after tax gain of $13 million on the sale of the company’s JCAir Test Systems business and the settlement of claims with several insurers relating to recovery of costs expended in prior years to remediate environmental issues at a former chemical plant which resulted in after tax income from discontinued operations of $7.5 million. The $482 million increase in sales is primarily attributable to robust sales growth in the company’s commercial aircraft original equipment and aftermarket market channels.
Net cash provided by operating activities during the fourth quarter 2006 was $265 million, an increase of $116 million from the same period in 2005. The increase was primarily due to increased income and a $90 million decrease in worldwide pension plan contributions during the fourth quarter 2006 compared to the fourth quarter 2005. Capital expenditures were $103 million in the fourth quarter 2006 compared to capital expenditures in the fourth quarter 2005 of $112 million.
Net cash provided by operating activities for the full year 2006 was $276 million, a decrease of $69 million from the same period in 2005. The decrease was primarily due to:
•	The non-recurring cash outlay of $97 million to unwind the company’s accounts receivable securitization program,

•	Tax payments of approximately $110 million associated with previously announced tax settlements, and

•	Increased pre-production and excess over average inventory, primarily for development of the nacelles and thrust reversers for new commercial airplane programs, of approximately $87 million, compared to 2005.

These decreases were partially offset by higher net income, improved working capital (excluding the growth in pre-production and excess over average inventory) and lower pension contributions.
Capital expenditures were $257 million for the full year 2006 compared to capital expenditures for the full year 2005 of $216 million. Worldwide pension plan contributions totaled $114 million for the full year 2006 compared to contributions of $145 million for the full year 2005.
Business Highlights
•	Goodrich will provide Airbus with nacelle and thrust reverser systems for all variants of the recently launched A350 XWB aircraft. The contract is expected to generate approximately $10 billion in original equipment and aftermarket revenues for Goodrich over 20 years.

•	Goodrich technology recently took flight for the first time aboard Lockheed Martin’s F-35 Lightning II stealth fighter. Goodrich has a broad array of technologies on board the F-35, which range from fuel quantity gauging components to ice detection. Furthermore, as the landing systems integrator, Goodrich is responsible for the design, manufacturing and testing of the landing systems for all variants of the aircraft.

•	Goodrich announced that it has realigned its organization into 11 strategic business units within its three business segments, and has renamed two of the three segments. The new, more efficient structure represents a significant reduction in the number of autonomous business units, and is designed to accelerate Goodrich’s focus on leveraging the enterprise and operational excellence and should further enhance the company’s alignment with its key product and technology areas. The new structure was effective Jan. 1, 2007. The company will report its segment results under the new organizational structure beginning with first quarter 2007 results.
2007 Outlook
The company’s sales outlook is based on market assumptions for each of its major market channels, which are included in the supplemental data portion of this press release.
The company continues to expect that 2007 will be another year of strong sales growth with improving segment operating income margins. The company now expects that full year 2007 sales will be in the range of $6.2 — $6.4 billion, compared with prior expectations of $6.1 — $6.3 billion. The outlook for 2007 net income per diluted share has been increased to $2.95 — $3.15, compared with prior expectations of $2.90 — $3.10, reflecting margin expansion associated with sales growth and improved operating efficiencies.

The 2007 outlook assumes, among other factors, an effective tax rate of 32 – 33 percent and successful completion of negotiations of a new long-term agreement to supply landing gear to Boeing. The benefit of the slightly lower tax rate now expected for 2007 is expected to be offset by higher costs associated with pension expense and foreign exchange translation.
To provide the most meaningful comparison between 2006 results and the outlook for 2007 net income per diluted share, Goodrich believes that the 2006 net income per diluted share of $3.81 should be adjusted to remove the $1.15 per diluted share related to tax settlements that were completed during the first nine months of 2006. Excluding these tax settlements, net income per diluted share for 2006 was $2.66, compared to expected results of $2.95 — $3.15 for 2007.
Goodrich now expects net cash provided by operating activities, minus capital expenditures, to be in the range of 60 – 75 percent of net income in 2007. This outlook reflects a continuation of cash expenditures for investments in the Boeing 787 Dreamliner and the Airbus A350 XWB and capital expenditures for facility expansions to support increased aftermarket demand, low cost country manufacturing and productivity initiatives that are expected to enhance margins over the near and long term. The company continues to expect capital expenditures for 2007 to be in a range of $270 - $290 million. Of these capital expenditures, approximately 40 percent are expected to be associated with investments in low cost country manufacturing, previously announced MRO facility expansions and new facilities to support aftermarket sales growth, and expenditures related to the company-wide implementation of a new Enterprise Resource Planning (ERP) system.
The current sales, net income and net cash provided by operating activities outlook for 2007 do not include the impact of acquisitions or divestitures or resolution of an A380 claim against Northrop Grumman.

The supplemental discussion and tables that follow provide more detailed information about the fourth quarter 2006 segment results and assumptions underlying the 2007 outlook.

Goodrich will hold a conference call on February 1, 2007 at 10:00 AM U.S. Eastern Time to discuss this announcement. Interested parties can listen to a live webcast of the conference call, and view the related presentation materials, at www.goodrich.com, or listen via telephone by dialing 913-981-5542.

Goodrich Corporation, a Fortune 500 company, is a global supplier of systems and services to aerospace, defense and homeland security markets. With one of the most strategically diversified portfolios of products in the industry, Goodrich serves a global customer base with significant worldwide manufacturing and service facilities. For more information visit http://www.goodrich.com.

FORWARD-LOOKING INFORMATION IS SUBJECT TO RISK AND UNCERTAINTY
Certain statements made in this document are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding our future plans, objectives and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “anticipate,” “intend,” “should,” “estimate,” or “plan,” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. We caution readers that any such forward-looking statements are based on assumptions that we believe are reasonable, but are subject to a wide range of risks, and actual results may differ materially.
Important factors that could cause actual results to differ from expected performance include, but are not limited to:
•	demand for and market acceptance of new and existing products, such as the Airbus A350 XWB and A380, the Boeing 787 Dreamliner, the EMBRAER 190, the Dassault Falcon 7X and the Lockheed Martin F-35 Lightning II and F-22 Raptor;

•	our ability to extend our commercial original equipment contracts beyond the initial contract periods;

•	cancellation or delays of orders or contracts by customers or with suppliers;

•	successful development of products and advanced technologies;

•	the health of the commercial aerospace industry, including the impact of bankruptcies and/or consolidations in the airline industry;

•	global demand for aircraft spare parts and aftermarket services;

•	changing priorities or reductions in the defense budgets in the U.S. and other countries, U.S. foreign policy and the level of activity in military flight operations;

•	the resolution of contractual disputes with Northrop Grumman related to the purchase of aeronautical systems;

•	the resolution of items in IRS examination cycles;

•	the possibility of restructuring and consolidation actions beyond those previously announced by us;

•	threats and events associated with and efforts to combat terrorism;

•	the extent to which expenses relating to employee and retiree medical and pension benefits change;

•	competitive product and pricing pressures;

•	our ability to recover from third parties under contractual rights of indemnification for environmental and other claims arising out of the divestiture of our tire, vinyl and other businesses;

•	possible assertion of claims against us on the theory that we, as the former corporate parent of Coltec Industries Inc, bear some responsibility for the asbestos-related liabilities of Coltec and its subsidiaries, or that Coltec’s dividend of its aerospace business to us prior to the EnPro spin-off was made at a time when Coltec was insolvent or caused Coltec to become insolvent;

•	the effect of changes in accounting policies;

•	cumulative catch-up adjustments or loss contract reserves on long-term contracts accounted for under the percentage of completion method of accounting;

•	domestic and foreign government spending, budgetary and trade policies;

•	economic and political changes in international markets where we compete, such as changes in currency exchange rates, inflation, deflation, recession and other external factors over which we have no control; and

•	the outcome of contingencies including completion of acquisitions, divestitures, tax audits, litigation and environmental remediation efforts.
We caution you not to place undue reliance on the forward-looking statements contained in this document, which speak only as of the date on which such statements are made. We undertake no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.

Supplemental Data
Segment Review
Quarter Ended December 31, 2006 Compared with Quarter Ended December 31, 2005

	Quarter Ended December 31,
			%	% of Sales
	2006	2005	Change	2006	2005
	(Dollars in millions)
NET CUSTOMER SALES
Engine Systems	$627.7	$576.4	8.9
Airframe Systems	510.6	472.3	8.1
Electronic Systems	397.0	349.1	13.7

Total Sales	$1,535.3	$1,397.8	9.8

SEGMENT OPERATING INCOME
Engine Systems	$107.2	$96.4	11.2	17.1	16.7
Airframe Systems	24.4	21.3	14.6	4.8	4.5
Electronic Systems	59.7	38.7	54.3	15.0	11.1

Segment Operating Income	$191.3	$156.4	22.3	12.5	11.2

Engine Systems: Engine Systems segment sales of $627.7 million in the quarter ended December 31, 2006 increased $51.3 million, or 8.9 percent, from $576.4 million in the quarter ended December 31, 2005. The increase was primarily due to the following:
•	Higher large commercial airplane aftermarket volume, including maintenance, repair and overhaul, of approximately $38 million, primarily in our aerostructures business, and

•	Higher large commercial airplane original equipment volume of approximately $23 million, primarily in our aerostructures business.
The increase in sales was partially offset by small declines in our industrial gas turbine products and regional and business airplane aftermarket sales.
Engine Systems segment operating income of $107.2 million in the quarter ended December 31, 2006 increased $10.8 million, or 11.2 percent, from $96.4 million in the quarter ended December 31, 2005. Segment operating income was higher due primarily to:
•	Higher sales volume and improved mix of products as described above, and

•	The absence of fourth quarter 2005 charges totaling $19 million associated with the termination of a Boeing 737NG aircraft spoiler contract and lower cumulative catch-up charges on long-term contracts.

The increase in the Engine Systems segment operating income was partially offset by:
•	Higher research and development expense associated with new aircraft platforms of approximately $6 million,

•	Unfavorable foreign currency translation, primarily in the engine controls business, of approximately $3 million,

•	Expense of $3 million associated with the 2007 stock-based compensation costs, and

•	Higher costs associated with the implementation of a new ERP system.
Airframe Systems: Airframe Systems segment sales of $510.6 million for the quarter ended December 31, 2006 increased $38.3 million, or 8.1 percent, from $472.3 million for the quarter ended December 31, 2005. The increase was primarily due to the following:
•	Higher Boeing large commercial airplane original equipment sales of approximately $15 million, and

•	Higher large commercial airplane aftermarket sales of approximately $17 million, primarily in our landing gear, actuation and aircraft wheels and brakes businesses.
Airframe Systems segment operating income of $24.4 million for the quarter ended December 31, 2006 increased $3.1 million, or 14.6 percent, from $21.3 million for the quarter ended December 31, 2005. This increase in operating income was a result of the following:
•	Higher sales volume and improved mix of products as described above, and

•	Lower operating costs of approximately $14 million, primarily due to lower research and development costs, supply chain savings, and productivity improvements, primarily in our actuation systems and landing gear businesses.
Partially offsetting these increases were:
•	Unfavorable foreign currency translation in the actuation systems and landing gear businesses of approximately $7 million,

•	Higher raw material prices, primarily in the landing gear business, of approximately $9 million,

•	Expense of $2 million associated with the 2007 stock-based compensation costs,

•	The unfavorable impact of a strike at Alcoa that delayed some wheel and brake deliveries and an unfavorable LIFO inventory adjustment, and

•	Higher costs associated with the implementation of a new ERP system.
Electronic Systems: Electronic Systems segment sales of $397.0 million in the quarter ended December 31, 2006 increased $47.9 million, or 13.7 percent, from $349.1 million in the quarter ended December 31, 2005. The increase was primarily due to:

•	Higher sales volume of approximately $20 million for defense and space products and services, primarily in our fuel and utility systems, sensor systems and power systems businesses, partially offset by a decline in sales volume in our propulsion systems business,

•	Higher sales volume of approximately $6 million for regional and general aviation airplane original equipment products in our aircraft interior products, sensor systems and power systems businesses, and

•	Higher sales volume of $19 million for large commercial original equipment and aftermarket products in nearly all of our businesses.
Electronic Systems segment operating income of $59.7 million in the quarter ended December 31, 2006 increased $21.0 million, or 54.3 percent, from $38.7 million in the quarter ended December 31, 2005. Segment operating income was higher due primarily to:
•	Higher sales volume and improved mix of products as described above, and

•	Lower engineering costs for new programs in our aircraft interior products and fuel and utility systems businesses and lower restructuring expense in our lighting systems business totaling approximately $8 million.
The increase in segment operating income was partially offset by increased costs associated with increased SG&A costs in our optical and space systems business from the fourth quarter 2005 acquisition of SUI, stock-based compensation costs, unfavorable foreign exchange translation and costs associated with the implementation of a new ERP system.
2007 Outlook – Market Channel Assumptions
Goodrich’s 2007 outlook for growth in its major market channels are unchanged from those provided as part of its third quarter 2006 results release on October 26, 2006. They are based on certain market assumptions, including the following:
•	Goodrich expects deliveries of Airbus and Boeing large commercial aircraft to increase by about 8 — 10 percent in 2007 compared to 2006. Goodrich sales of large commercial aircraft original equipment products are projected to grow by about the same rate as the increase in deliveries in 2007.

•	Capacity in the global airline system, as measured by available seat miles (ASMs), is expected to grow at about 4 — 5 percent in 2007. Goodrich sales to airlines and package carriers for large commercial and regional aircraft aftermarket parts and services are expected to grow by more than the underlying market-based growth in 2007 compared to 2006.

•	Total regional and business aircraft production is expected to increase slightly in 2007 compared to 2006. Deliveries to Embraer in support of its EMBRAER 190 aircraft,

which includes significant Goodrich content, are expected to enable Goodrich to increase sales in this market channel by approximately 10 percent in 2007 compared to 2006.

•	Goodrich defense and space sales (original equipment and aftermarket) are expected to grow by approximately 3 — 5 percent in 2007 compared to 2006, reflecting continued strong growth for defense and space products in the company’s Electronic Systems segment, and a resumption of growth in the Engine Systems segment.